Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL SECOND QUARTER 2005 RESULTS

Company Reports Fourth Consecutive Profitable Quarter

     MINNEAPOLIS — January 27, 2005 — Urologix®, Inc. (NASDAQ: ULGX ), today reported financial results for the fiscal second quarter and six months ended December 31, 2004, and raised the low end of its earnings guidance for fiscal 2005.

     Second quarter revenue rose to $6.4 million, a 13 percent increase over fiscal 2004 second quarter revenue of $5.6 million. Treatment catheter sales accounted for 94 percent of revenue in the just-completed quarter versus 93 percent of revenue in the prior-year period. Net earnings for the quarter improved to $793,000, or $0.05 per diluted share, compared to a net loss of $207,000, or $0.01 per share, for the same quarter of fiscal 2004.

     For the first half of fiscal 2005, revenue increased 16 percent to $12.4 million from $10.7 million in the first half of the prior fiscal year. Net earnings for the first half of the current fiscal year grew to $1.6 million, or $0.11 per diluted share, compared to a net loss of $697,000, or $0.05 per share in the first half of fiscal 2004.

     “Both revenue and earnings improved over the prior year, and we achieved our fourth consecutive profitable quarter,” said Fred B. Parks, chairman and chief executive officer of Urologix. “Although the current BPH market remains extremely competitive, we believe physicians will evaluate minimally invasive BPH therapies on the basis of their own experience with patient outcomes, and will recognize the superior performance of our Cooled ThermoTherapy products in providing durable relief for BPH.”

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     Gross profit for the second fiscal quarter improved to 70 percent of revenue, from 61 percent in the same period last year. Second quarter operating expenses were $3.6 million, or 57 percent of revenue, compared to $3.6 million, or 65 percent of revenue in the prior-year quarter. For the first six months of fiscal 2005, gross profit rose to 70 percent of revenue, from 60 percent in the same period of the prior fiscal year. Operating expenses for the six months ended December 31, 2004 decreased to $7.0 million, or 57 percent of revenue, from $7.1 million, or 66 percent of revenue, in the first six months of fiscal 2004.

     Balances of cash and available-for-sale investments rose to $9.4 million at December 31, 2004, from $8.1 million at September 30, 2004 and $7.6 million at June 30, 2004. The domestic installed base of Cooled ThermoTherapy system control units reached 453 units at December 31, 2004, up sequentially from 437 units at September 30, 2004, and up from 427 units at June 30, 2004.

Financial Outlook

     Urologix today raised the low end of its earnings guidance range for the full fiscal year ended June 30, 2005. Diluted earnings per share are now expected to be $0.16 to $0.22 compared to $0.04 per share last fiscal year. Previously, the company said it anticipated $0.14 to $0.22 per share in fiscal 2005. The company also confirmed its fiscal 2005 revenue guidance of $25 million to $28 million, up from $24.3 million in fiscal 2004. The fiscal 2005 guidance includes an increased investment in research and development over fiscal 2004 levels and a 5 percent income tax rate in fiscal 2005.

     Parks commented, “Entering the second half of fiscal 2005, we are committed to delivering our new products to the market and executing new marketing initiatives in order to drive long-term growth.”

Earnings Call Information

     Urologix will host a conference call with the financial community to discuss second quarter results and the business outlook for fiscal 2005 on Thursday, January 27, at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

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About Urologix

     Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ — targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort — and provide safe, effective, lasting relief of the symptoms of BPH.

     Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the development and effectiveness of the company’s sales organization and marketing efforts; developments in the reimbursement environment for the company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the company’s reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K.

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UROLOGIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sales	$6,350	$5,619	$12,401	$10,680
Cost of goods sold (A)	1,911	2,189	3,749	4,296

Gross profit	4,439	3,430	8,652	6,384

Costs and expenses:
Selling, general and administrative	2,801	3,147	5,528	5,972
Research and development	793	631	1,435	1,215
Amortization of intangibles	41	41	82	82
Restructuring	—	(175)	—	(175)

Total costs and expenses	3,635	3,644	7,045	7,094

Operating earnings (loss)	804	(214)	1,607	(710)
Interest income, net	31	7	57	13

Net earnings (loss) before income taxes	835	(207)	1,664	(697)

Provision for income taxes	(42)	—	(83)	—

Net earnings (loss)	$793	$(207)	$1,581	$(697)

Basic net earnings (loss) per common share	$0.06	$(0.01)	$0.11	$(0.05)

Diluted net earnings (loss) per common share	$0.05	$(0.01)	$0.11	$(0.05)

Weighted average number of shares used in basic per share calculations	14,294	13,985	14,253	13,975

Weighted average number of shares used in diluted per share calculations	14,692	13,985	14,909	13,975

(A) Effective July 1, 2004, the Company began including amortization expense relating to developed technologies within Cost of goods sold. This expense was previously reported within Amortization of intangibles. Consistent with this change, the Company has re-classified this expense to Cost of goods sold for the periods prior to this change. For the three and six month periods ended December 31, 2003, the re-classification adjustment was $125,000 and $250,000 respectively, and had no impact on the net loss for those periods.

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UROLOGIX, INC.
Selected Balance Sheet Data
(Unaudited, in thousands)

	December 31,	June 30,
	2004	2004
Cash and available-for-sale investments	$9,372	$7,604
Accounts receivable	2,567	2,689
Inventory	2,421	2,144
Current assets	14,626	12,808
Total assets	37,234	36,172
Current and total liabilities	4,509	5,454
Shareholders’ equity	32,725	30,718

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